Exhibit 99.1

Contact:
Edward M. Slezak	Alan B. Lewis
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000
eslezak@acclaim.com	alewis@acclaim.com

ACCLAIM ENTERTAINMENT, INC. ANNOUNCES

EXTENSION OF GMAC CREDIT AGREEMENT

GLEN COVE, NY, June 23, 2004 – Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM), today announced that it has entered into an Extension Agreement with its primary lender GMAC Commercial Finance LLC (“GMAC”), which amended the Waiver and Amendment agreement signed by Acclaim and GMAC on May 4, 2004. Under the Extension Agreement, GMAC has agreed to extend, by forty-five (45) days, the date upon which Acclaim’s banking agreement with GMAC will terminate, from June 20, 2004 to August 4, 2004. We continue to work diligently with our proposed new lender to close our new banking facility.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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